August 1, 1995

                   WESTINGHOUSE TO ACQUIRE CBS INC.

       Creating Largest Group of Television, Radio Stations in U.S.

       PITTSBURGH, PA., and NEW YORK, N.Y., August 1, 1995 -- Westinghouse Electric Corporation (NYSE: WX) and CBS Inc. (NYSE: CBS) announced today that Westinghouse had agreed to acquire CBS. By adding CBS to Westinghouse's existing media operations, the acquisition will create a broadcasting organization of unparalleled geographic scope, owning television and radio station groups each reaching approximately one-third of U.S. households.

       Under the terms of the agreement, which has been approved by the Board of Directors of each company, Westinghouse will acquire all of the outstanding shares of CBS for $81 per share in cash plus certain additional limited consideration depending on the timing of the closing. The value of the transaction is expected to total approximately $ 5.4 billion. The agreement is subject to various regulatory approvals, the approval of CBS shareholders and completion of financing. Chemical Bank and J.P. Morgan have each committed to lend $1 billion and have agreed to arrange the remainder of the financing. Westinghouse expects to receive the necessary FCC approvals or waivers and complete the transaction by the end of 1995 or early 1996.

       Michael H. Jordan, chairman and chief executive officer of Westinghouse, said, "With the addition of CBS, Westinghouse is creating a premier broadcasting powerhouse and taking a leadership position in programming. Our television and radio stations will reach more homes than any other broadcaster and provide a unique and powerful platform for our advertisers. We expect to build upon our new, combined strengths and considerable talent to restore CBS television to its historic position as the #1 television network."

       Jordan noted that this year Westinghouse is celebrating its 75th anniversary as a broadcaster and cited the company's history of innovation, dedication to news and commitment to the communities it serves. "Since 1920, when Westinghouse transmitted the first commercial radio broadcast in America, our company has been a pioneer in broadcasting, engineering and electronics. We have been, and will continue to be, a leader in serving the public interest," he added. "Our announcement today is, in many ways, a return to our roots, confirming that the future of Westinghouse will be built around our broadcasting and media business. It is the fastest growing, highest margin segment of our company, and offers our shareholders tremendous future value."

       Laurence A. Tisch, chairman, president and chief executive officer of CBS Inc., said, "This agreement joins two great companies with tremendous depth and a rich history in broadcasting. This transaction also delivers terrific value for CBS shareholders.

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CBS Inc. ...2

       "CBS today is the result of the hard work and indomitable spirit of an outstanding team of dedicated employees. It is their efforts that have created a 70-year legacy of leadership in this industry, and I am confident that their talent will bring the new Westinghouse/CBS forward as a leading media company of the 21st Century."

       Westinghouse's acquisition of CBS will produce the most preeminent broadcasting company in the industry, including:

       -- the nation's largest television station group, with 15 stations covering nearly one-third of the nation, in seven of the country's top 10 markets;

       -- the nation's largest radio station group, with 39 stations covering approximately 35 percent of the nation. All of the top 10 U.S. markets will be represented, with four stations in each of the top five radio markets. Fourteen of these will be news stations, an area where Group W and CBS have long been market leaders;

       --The CBS Television Network, one of the country's leading distribution systems, broadcasting some of the most critically acclaimed programs on television, including: 60 MINUTES, MURPHY BROWN, PICKET
          FENCES, CHICAGO HOPE and LATE SHOW with DAVID LETTERMAN;

       --A television affiliate body of more than 200 stations and radio affiliate body of more than 585 stations, which, together with the stations owned by Westinghouse/CBS, reach nearly 100 percent of all U.S. households;

       --The largest sales organization in the broadcasting industry, covering network and spot television sales, radio sales, cable and sports programming sales;

       -- CBS Entertainment, which in September will launch its most ambitious primetime schedule in CBS history with 11 new programs, including the much anticipated CENTRAL PARK WEST;

       -- David Letterman, who made CBS the undisputed leader in late night television for the first time, and will begin his third season on the CBS Television Network;

       -- CBS News, which spans the eras of Edward R. Murrow, Walter Cronkite and Dan Rather, enters the new television season with the return of the most watched program in network history, 60 MINUTES, as well as the CBS EVENING NEWS WITH DAN RATHER, CBS THIS MORNING,
          48 HOURS, SUNDAY MORNING, FACE THE NATION, and other programs;


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CBS Inc. ...3


       -- CBS Sports, having completed critically acclaimed coverage of the 1992 and 1994 Winter Olympics, and which is already preparing for the 1998 Winter Olympics in Nagano Japan. CBS Sports also has attracted many key sports franchises with long-term agreements;

       -- The industry leading CBS Entertainment Productions -- the most prolific in-house producer of television programs -- has produced or co-produced such popular programs as DR. QUINN, MEDICINE WOMAN, RESCUE 911, DAVE'S WORLD and WALKER, TEXAS RANGER.


       While the new Westinghouse/CBS radio group would comply with existing federal regulatory statutes, the new combined television station group -- which would reach approximately 33 percent of the nation -- would exceed existing federal regulatory limits. These regulations now prohibit ownership of television properties covering more than 25 percent of the viewing public. Legislation now pending in Congress would raise that ownership cap to at least 35 percent.

       In addition to the $81 per share consideration, CBS shareholders will receive a special payment which will be calculated at the rate of six percent per annum of the cash consideration, commencing from August 31, 1995 until the closing, less any dividends which otherwise would be payable.

       Westinghouse currently operates five major television stations, including stations in Philadelphia (KYW), Boston (WBZ), San Francisco (KPIX), Pittsburgh (KDKA) and Baltimore (WJZ).

       In July, 1994, CBS and Westinghouse agreed to a comprehensive, strategic partnership involving, among other things, the formation of a joint venture to own major market television stations. Upon FCC approval and consummation of several pending station transactions, the joint venture will own stations in Philadelphia (KYW), Miami (WFOR, now WCIX), Denver (KCNC)
and Salt Lake City (KUTV).   At that time, WCAU in Philadelphia and WCIX will
no longer be owned by CBS, with the latter station being contributed to the joint venture which shall be operated by Westinghouse. Upon FCC approval of the Westinghouse acquisition of CBS, all of the stations in the joint venture would be wholly owned by Westinghouse.

       Westinghouse radio properties comprise 18 radio stations in nine major U.S. markets, including New York (WNEW-FM and WINS-AM), Los Angeles (KTWV-FM and KFWB-AM), Chicago (WMAQ-AM, WSCR-AM and WXRT-FM), San Francisco (KPIX-FM and KPIX-AM), Philadelphia (WMMR-FM and KYW-AM), Detroit (KLLZ-FM), Houston (KIKK-FM, KIKK-AM, KILT-FM and KILT-AM), Boston (WBZ-AM) and Pittsburgh (KDKA-AM).

       Westinghouse's Group W Satellite Communications is a leader in marketing, sales and program distribution for cable networks. Group W Productions is responsible for program production, distribution and advertising sales for broadcast syndication. In conjunction with CBS, it will this fall launch "Day & Date," one of the most ambitious new shows for daytime syndication in the last decade.


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CBS Inc. ...4


       In addition to its interests in broadcasting, the Westinghouse business portfolio includes Power Generation, Electronics Systems, Energy Systems, Thermo King (mobile temperature control systems), Government & Environmental Services, and the Knoll Group (ergonomically designed workstations and office furnishings).

       CBS currently owns television stations in New York (WCBS), Los Angeles
(KCBS), Chicago (WBBM), Minneapolis/St. Paul (WCCO), Green Bay (WFRV) Philadelphia (WCAU) and Miami (WCIX). CBS has pending transactions to acquire television stations in Detroit (WGPR) and Providence (WPRI).

       CBS also owns eight AM radio stations in: New York (WCBS), Los Angeles
(KNX), Chicago (WBBM) San Francisco (KCBS), Philadelphia (WGMP), Detroit
(WWJ), St. Louis (KMOX) and Minneapolis (WCCO). CBS's 13 Owned FM radio stations are located in: New York (WCBS), Los Angeles (KCBS) Chicago (WBBM), San Francisco (KRQR), Philadelphia (WOGL), Detroit (WYST), Boston (WODS), Dallas (KTXQ and KRRW), Washington, D.C. (WARW), Houston (KKRW), St. Louis
(KLOU) and Minneapolis (WLTE).

CONTACTS:

For Westinghouse:   Gene Donati, Clark & Weinstock  (212) 872-7251 (8/1 only)
                                                    (212) 953-2550 thereafter
                    Roy Morrow, Westinghouse        (212) 872-7250 (8/1 only)
                                                    (412) 642-3005 thereafter


For CBS:            Michael Claes, Burson-Marsteller(212) 614-5236
                    Tom Goodman, CBS Inc.           (212) 975-8088